Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

March 31, 2016

Shareholders, Clients and Team Members:

I am pleased to report that your Company is off to a great start in 2016.  In addition to reporting pre-tax income for the first quarter of approximately $1.7 million, an 18.3% increase over the first quarter of 2015, the Company reports that the Board of Directors has declared a $0.11 per common share dividend payable June 15, 2016 to shareholders of record at the close of business on May 31, 2016.

During the first quarter of 2016, we continued the execution of our strategic initiatives to further improve the value of your investment including:

•

To increase our customer base and deepen relationships with existing clients. The Bank hired three experienced Commercial Relationship Officers, two at our Delaware County office and one in our Lima, Ohio market.

•

Share Repurchase Program. The Company repurchased 12,551 shares at an average price of $16.74 per share.

•

The redesign and added functionality to our electronic footprint. A cross-functional team has identified opportunities for enhancements that will better serve and grow our client relationships.  The team has researched the costs, risks, benefits and resources needed, and based on that analysis, we have selected the projects that we believe will produce the most positive impact with an appropriate return on investment.  The first completed enhancement was made to the Bank’s mobile banking application.

•

Use of Market Data and Trends. Team members have begun refining the usage of market data and trends to increase our market share and make more effective and efficient decisions.

•

Team Member Wellness.  Participation in wellness programs continues to increase among Company team members.

•

Dividends.  After the review of various factors, including current economic conditions, the Company’s earnings levels, capital sources available and capital available for growth, the Board of Directors declared the aforementioned dividend.

The continued success of your Company is the undeniable result of the ongoing efforts of the Company’s dedicated team members and Board of Directors in implementing our Strategic Plan. Their efforts and our strong corporate values of respect for and accountability to our shareholders, clients, colleagues, and communities are the foundation for the continued success of your Company.

As always, we greatly appreciate your continued support and the trust you have placed in us.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Three months ended March 31, 2016	Three months ended March 31, 2015
(dollars in thousands, except per share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 5,245	$ 5,711
Interest expense	514	555
Net interest income	4,731	5,156
Provision for loan and lease losses	(400)	100
Net interest income after provision for loan and lease losses	5,131	5,056
Non-interest income	1,119	1,004
Non-interest expenses	4,556	4,628
Income before income taxes	1,694	1,432
Provision for income taxes	386	310
Net income	$ 1,308	$ 1,122

Average common shares outstanding	3,301,206	3,366,251

PER COMMON SHARE
Net income	$ 0.40	$ 0.33
Book value	$22.34	$20.62
Tangible book value	$19.02	$17.33
Closing price	$18.60	$15.18

FINANCIAL RATIOS
Return on average assets	0.86%	0.69%
Return on average equity	7.20%	6.64%
Net interest margin	3.53%	3.58%
Efficiency ratio	75.82%	67.59%
Loans to deposits	68.35%	64.47%
Allowance for loan and lease losses to loans, excluding
loans marked to market in the acquisition of OSB	1.13%	1.16%
PERIOD END BALANCES
	As of March 31, 2016	As of March 31, 2015
Assets	$616,676	$638,148
Loans and leases, gross	$358,895	$356,316
Deposits	$525,701	$547,244
Shareholders' equity	$ 73,660	$ 69,350

Common shares outstanding	3,297,095	3,363,138

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

Daniel W. Schutt – Vice Chairman

James N. Reynolds - Chairman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

David P. Roach

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Daniel J. Lucke – Interim Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

H.Edward Rigel

Anthony M.V. Eramo

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

James N. Reynolds

Brian D. Young - Chairman/President/CEO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211